Exhibit 10.1

STOCK REDEMPTION AND DEBT RESTRUCTURING AGREEMENT

THIS STOCK REDEMPTION AND DEBT RESTRUCTURING AGREEMENT (this “Agreement”) is made and entered into as of May 11, 2007, by and between Keith Bullard’s Auto Liquidation Center, Inc., a Pennsylvania corporation (“Company”) and Horvath Holdings, LLC, a Michigan limited liability company (“Seller”), and acknowledged by Keith Bullard, an individual (“Bullard”), and Mark R. Horvath, an individual (“Horvath”).

WHEREAS, Seller owns 500 shares of the Company’s Class A non-voting common stock and one share of the Company’s Class B voting common stock (the “Shares”), Seller desires to sell all of such Shares to Company, and Company desires to purchase such Shares from Seller pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Company owes certain amounts to Seller and/or its affiliates, and the parties desire to effectuate a restructuring of such debt and provide for certain future financing arrangements between the parties, all as more particularly described herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Purchase and Sale of Shares. At the Closing and upon the terms and conditions set forth in this Agreement, Seller shall sell, transfer and assign to Company, and Company shall purchase from Seller, all of Seller’s right, title and interest in and to the Shares, pursuant to the Stock Assignment, in the form attached hereto as Exhibit A. The aggregate cash purchase price to be paid by Company to Seller for the Shares shall be One Dollar ($1.00) (the “Cash Purchase Price”). Bullard acknowledges and understands that, through the transactions contemplated by this Agreement (the “Transactions”), he will obtain a complete stock interest in the Company, and therefore, by operation of law all liabilities (including trade payables) accrued before and after consummation of the Transactions shall remain with the Company, except as otherwise extinguished pursuant to the terms of this Agreement.

2. Accord and Satisfaction of Certain Outstanding Indebtedness. Company and Bullard acknowledge that there is outstanding indebtedness owed to Seller and/or its affiliates as follows:

(a) Working capital loans made by Auto Finance Center of America, Inc. (“AFCA”) in the aggregate amount of $661,312;

(b) Buy-Here, Pay-Here repurchase obligations due to Ohio Funding Group, Inc. (“Ohio Funding”) in the aggregate amount of $98,428; and

(c) Buy-Here, Pay-Here receivables advances made by Ohio Funding in the aggregate amount of $145,104;

(collectively, the foregoing is referred to as the “Horvath Indebtedness”). The parties acknowledge and agree that the Company is entitled to receive certain Credit Acceptance Corporation (6X6 Pool) payments and Ohio Funding Buy-Here Pay-Here payments in each case due and payable to the Company as a result of accumulated consumer vehicle loans originated by the Company prior to the Closing (collectively, “Back End Payments”). The parties further acknowledge that certain vehicle sales have been completed by the Company prior to Closing for which final proceeds have not yet been received by the Company (the “Sale Contracts in Process”). In consideration of the complete satisfaction and discharge of the Horvath Indebtedness, which Seller hereby acknowledges, the Company shall assign its right to receive proceeds from the Back End Payments and proceeds under the Sale Contracts in Process pursuant to the Assignment of Contract Proceeds in the form attached as Exhibit B hereto.

3. Application of CAC Payments in Process to Trade Payables. The parties acknowledge that the Company has incurred trade payables up to Closing in the approximate amount of $40,000 (the “Trade Payables”). The parties further acknowledge that there is an Express Check in the amount of $29,846.16 and a back-end payment check in the amount of $6,470.38, in each case due and payable to the Company from Credit Acceptance Corporation (the “CAC Payments in Process”). When received, the Company agrees to immediately and fully apply the proceeds from the CAC Payments in Process towards the payment of the Trade Payables in the order of priority mutually determined by the parties.

4. Modification to Existing Floor Plan Loan. In consideration of the foregoing, Seller agrees to cause AFCA to modify the floor plan financing arrangement for the Company’s current car inventory to be retained after Closing pursuant to an amended Floor Plan Promissory Note and Trust Receipts, in the forms attached as Exhibit C hereto (“Amended Floor Plan Loan”). The Amended Floor Plan Loan is a demand obligation and is secured by a pledge of Company assets pursuant to a Security Agreement and Continuing Guaranty dated June 30, 2005 (the “Existing Security Documents”). Upon the sale of any vehicle in the current car inventory, Seller agrees to cause AFCA to accept an initial partial payment of 80% of the amount due under the floor plan loan agreements, with payment of the final 20% of the loan outstanding being deferred until no later than 90 days from the date of Closing. The parties acknowledge that the 20% deferred amount shall be secured by a pledge of Company assets pursuant to the Existing Security Documents, which assets include, but are not limited to, the Company’s portfolio of Credit Acceptance Corporation (new Pool reference number to be assigned) payments to be made to the Company under consumer vehicle loans originated by the Company after the Closing.

5. Resignation of Mark R. Horvath. At Closing, Horvath will execute and deliver the Resignation of Mark R. Horvath, in the form attached hereto as Exhibit D, pursuant to which Horvath will resign from his positions as sole director and any officer positions with the Company.

6. Closing. Subject to the terms and conditions contained in this Agreement, the closing of the Transactions (the “Closing”) shall take place at the office of the Company on May 11, 2007, or at such other place, on such other date, or by electronic means, as mutually agreed upon by Company and Seller. At the Closing, the parties shall deliver payment and such documents as are necessary or reasonably desirable to complete the Transactions, including, but not limited to, those documents attached hereto as Exhibits.

7. Complete Agreement. This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations, written or oral, which may have related to the subject matter hereof.

8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

9. Further Assurances. After the Closing, as and when requested by the Company, Seller shall, without further consideration, execute and deliver all such instruments of conveyance and transfer and shall take such further actions as the Company may deem necessary or reasonably desirable in order to transfer the Shares to the Company and to carry out fully the provisions and purposes of this Agreement.

10. Confidentiality. Each of the parties hereby agrees that, without the prior written consent of the other parties to this Agreement, it shall not disclose to any individual, partnership, association, corporation, publication, or other entity the existence of this Agreement or any of the terms or conditions hereof, except: (a) as may be required by law or regulation, (b) to enforce the terms of this Agreement, or (c) as may be ordered by a court of competent jurisdiction, provided that a party subject to such order shall give prior notice as timely as possible to the other parties to allow such other parties to exercise whatever rights they may have to obtain relief from such order. The parties, their attorneys, and anyone acting on their behalf further agree to maintain absolute and strict confidentiality concerning the existence of this Agreement and its terms and conditions.

11. Hold Harmless and Indemnification.

(a) The Company shall, from and after the Closing, indemnify and hold harmless Horvath, Seller and their respective affiliates, subsidiaries, stockholders, members, directors, officers, employees, agents, representatives, successors and assigns, from and against all losses that are imposed on, incurred by, or accrued against any of the foregoing parties by reason of or which result from the operation of the Company’s business from and after the Closing or the Company’s breach of this Agreement, including, but not limited to, Section 3 hereof.

(b) Seller shall, from and after the Closing, indemnify and hold harmless the Company and its affiliates, subsidiaries, stockholders, directors, officers, employees, agents, representatives, successors and assigns, from and against all losses that are imposed on, incurred by, or accrued against any of the foregoing parties directly arising from the actions and/or omissions of Horvath in furtherance of his responsibilities with respect to the Company’s business operations prior to the Closing.

12. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

13. Choice of Law. The construction, validity, interpretation and enforcement of this Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Michigan.

14. Submission to Jurisdiction. The parties agree that jurisdiction and venue in any action brought by any party pursuant to this agreement shall properly (but not exclusively) lie in any federal or state court located in the State of Michigan. By execution and delivery of this agreement, each party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement on the day and year first above written.

THE COMPANY:

KEITH BULLARD’S AUTO LIQUIDATION CENTER, INC.

By:	/s/ Keith Bullard
Name:	Keith Bullard
Title:	Vice President

SELLER:

HORVATH HOLDINGS, LLC

By:	/s/ Mark R. Horvath
Name:	Mark R. Horvath
Title:	Manager

ACKNOWLEDGED BY:

/s/ Mark R. Horvath
MARK R. HORVATH, Individually

/s/ Keith Bullard
KEITH BULLARD, Individually